Exhibit No. 99.1
Regis Corporation Reports Continued Profitability for the Second Fiscal Quarter 2024

MINNEAPOLIS, January 31, 2024 -- Regis Corporation (NasdaqGM: RGS), a leader in the haircare industry, today announced financial results for the second fiscal quarter ended December 31, 2023. Matthew Doctor, Regis Corporation’s President and Chief Executive Officer, commented: “In the second quarter, we continued to stabilize and rebuild the foundation of the Company. We were pleased to see bright spots across all of our brands, as our top quartile salons collectively demonstrated approximately 6% same-store-sales for the quarter with positive traffic comps. We also reported a $4.1 million improvement in operating income versus the same quarter last year, which reflects our efforts to streamline the business. Despite our progress, much work remains to position Regis, our franchisees and our employees for sustainable, long-term growth. That includes strengthening our operations, improving our support to our franchisees, reducing costs where appropriate and increasing franchisee sales and profitability. As the Board continues to review strategic alternatives to assess the Company’s capital structure, we are dedicated to maximizing value for all of our stakeholders and retaining a leadership position in the global beauty industry.”

Financial Highlights:
Second quarter fiscal 2024 compared to second quarter fiscal 2023:
•System-wide revenue of $292.4 million declined $11.0 million from $303.4 million and system-wide same-store sales improved 1.9%;
•Operating income of $4.8 million improved $4.1 million from $0.7 million in the 2023 second quarter;
•Franchise adjusted EBITDA of $6.4 million declined $1.1 million from $7.5 million in the 2023 second quarter;
•Net loss from continuing operations of $1.0 million improved $1.5 million from a net loss of $2.5 million in the 2023 second quarter;
•Net income of $1.0 million improved $3.4 million from a net loss of $2.4 million in the 2023 second quarter; and
•Adjusted EBITDA of $6.0 million declined $1.8 million from $7.8 million in the 2023 second quarter.

First half fiscal 2024 compared to first half fiscal 2023:
•System-wide revenue of $599.0 million declined $20.5 million from $619.4 million and system-wide same-store sales improved 1.8%;
•Operating income of $12.2 million improved $9.0 million from $3.2 million in the 2023 second quarter;
•Franchise adjusted EBITDA of $14.3 million improved $1.8 million from $12.5 million in the first half of 2023;
•Net income from continuing operations of $0.2 million improved $4.6 million from a net loss of $4.4 million in the first half of 2023;
•Net income of $2.2 million improved $3.1 million from a net loss of $0.9 million in the first half of 2023; and
•Adjusted EBITDA of $13.5 million improved $1.8 million from $11.7 million in the first half of 2023.

Second Quarter Fiscal Year 2024 Consolidated Results

	Three Months Ended December 31,		Six Months Ended December 31,
(Dollars in millions, except per share data)	2023	2022	2023	2022

Consolidated revenue	$51.1	$60.0	$104.4	$121.8
System-wide revenue (1)	292.4	303.4	599.0	619.4

System-wide same-store sales comps	1.9%	4.5%	1.8%	4.5%

Operating income	$4.8	$0.7	$12.2	$3.2
(Loss) income from continuing operations	(1.0)	(2.5)	0.2	(4.4)
Diluted (loss) income per share from continuing operations	(0.43)	(1.10)	0.08	(1.90)
Income from discontinued operations	2.0	0.1	2.0	3.4
Net income (loss)	1.0	(2.4)	2.2	(0.9)
Diluted net income (loss) per share	0.43	(1.04)	0.93	(0.41)
Adjusted EBITDA (2)	6.0	7.8	13.5	11.7
_______________________________________________________________________________
(1)Represents total sales within the system.
(2)See GAAP to non-GAAP reconciliations within the attached section titled "Non-GAAP Reconciliations."

Consolidated Revenue
Total consolidated revenue of $51.1 million in the second quarter 2024 and $104.4 million in the first half 2024, declined $8.9 million and $17.4 million, respectively. The decline was driven primarily by a reduction in non-margin franchise rental income and the wind down of loss-generating company-owned salons that generated significant revenue.
Operating Income
Regis reported second quarter 2024 operating income of $4.8 million, an improvement of $4.1 million compared to $0.7 million in the second quarter 2023. The year-over-year improvement in operating income was driven primarily by a decrease in depreciation expense and the lapping of a $1.2 million inventory reserve charge in the prior fiscal quarter.
Regis reported first half 2024 operating income of $12.2 million, an improvement of $9.0 million compared to $3.2 million in the first half 2023. The year-over-year improvement in operating income was driven primarily by our lower general and administrative expense structure, lower depreciation expense and the lapping of a $1.2 million inventory reserve charge in the prior fiscal year.

(Loss) Income from Continuing Operations

Regis reported second quarter 2024 net loss from continuing operations of $1.0 million, or $0.43 diluted loss per share from continuing operations, compared to a net loss from continuing operations of $2.5 million, or $1.10 diluted loss per share from continuing operations, in the second quarter 2023. Regis reported first half 2024 net income from continuing operations of $0.2 million, or $0.08 diluted income per share from continuing operations, compared to a net loss from continuing operations of $4.4 million, or $1.90 diluted loss per share from continuing operations, in the first half 2023. The year-over-year improvement in both fiscal 2024 periods was driven primarily by an increase in operating income partially offset by an increase in interest expense.
Net Income (Loss)
The Company reported second quarter 2024 net income of $1.0 million, or $0.43 diluted income per share, compared to a net loss of $2.4 million, or $1.04 loss per diluted share, for the same period last year. The Company reported first half 2024 net income of $2.2 million, or $0.93 diluted income per share, compared to a net loss of $0.9 million, or $0.41 loss per diluted share, for the first half 2023. The year-over-year improvement in net income in both fiscal 2024 periods was driven primarily by an increase in operating income partially offset by an increase in interest expense.
Adjusted EBITDA
Second quarter adjusted EBITDA of $6.0 million declined $1.8 million, compared to adjusted EBITDA of $7.8 million in the same period last year. The decline is primarily due to the Company receiving a $1.1 million grant from the state of North Carolina related to COVID-19 relief in the second quarter of fiscal year 2023.
First half adjusted EBITDA of $13.5 million improved $1.8 million, versus adjusted EBITDA of $11.7 million in the same period last year. The improvement is primarily driven by our lower general and administrative expense structure, partially offset by the Company receiving a $1.1 million grant from the state of North Carolina related to COVID-19 relief in the second quarter of fiscal year 2023.

Second Quarter Fiscal Year 2024 Segment Results
Franchise

	Three Months Ended December 31,		(Decrease)	Six Months Ended December 31,		Increase (Decrease)

(Dollars in millions) (1)	2023	2022		2023	2022

Royalties	$15.8	$16.2	$(0.4)	$32.3	$33.3	$(1.0)
Fees	2.5	3.2	(0.7)	5.1	5.8	(0.7)
Product sales to franchisees	0.1	1.1	(1.0)	0.5	1.6	(1.1)
Advertising fund contributions	6.8	8.0	(1.2)	14.0	16.2	(2.2)
Franchise rental income	24.1	28.9	(4.8)	48.8	59.2	(10.4)
Total Franchise revenue	$49.3	$57.4	$(8.1)	$100.7	$116.1	$(15.4)

Franchise same-store sales comps	1.9%	4.5%		1.8%	4.6%

Franchise adjusted EBITDA	$6.4	$7.5	$(1.1)	$14.3	$12.5	$1.8
as a percent of revenue	12.9%	13.1%		14.2%	10.8%
as a percent of adjusted revenue (2)	34.7%	36.7%		37.8%	30.8%

Total Franchise salons	4,651	5,196	(545)
as a percent of total Franchise and Company-owned salons	98.8%	98.6%
_______________________________________________________________________________
(1)Variances calculated on amounts shown in millions may result in rounding differences.
(2)Adjusted revenue excludes non-margin revenue. See GAAP to non-GAAP reconciliations within the attached section titled "Non-GAAP Reconciliations."

Franchise Revenue
Second quarter franchise revenue was $49.3 million, an $8.1 million, or 14.1% decrease compared to the prior year quarter. First half franchise revenue was $100.7 million, a $15.4 million, or 13.3% decline compared to the first half of the prior year. Non-margin franchise rental income was the primary driver of the decline in both periods due to fewer franchise salons in the current year.
Royalties were $15.8 million and $32.3 million, a $0.4 million and $1.0 million, or 2.5% and 3.0% decrease for the second quarter and first half 2024, versus the same periods last year due to fewer franchise salons.
Franchise Adjusted EBITDA
Second quarter franchise adjusted EBITDA of $6.4 million declined $1.1 million year-over-year, primarily due to the decline in royalties and fees.
First half franchise adjusted EBITDA of $14.3 million improved $1.8 million year-over-year. The increase is due to lower general and administrative expense, partially offset by lower royalties and fees.

Company-Owned Salons

	Three Months Ended December 31,		(Decrease)	Six Months Ended December 31,		(Decrease) Increase

(Dollars in millions) (1)	2023	2022		2023	2022

Total Company-owned salon revenue	$1.8	$2.6	$(0.8)	$3.7	$5.7	$(2.0)

Company-owned salon adjusted EBITDA	$(0.3)	$0.3	$(0.6)	$(0.8)	$(0.9)	$0.1
as a percent of revenue	(16.7)%	11.5%		(21.6)%	(15.8)%

Total Company-owned salons	58	75	(17)
as a percent of total Franchise and Company-owned salons	1.2%	1.4%
_______________________________________________________________________________
(1)Variances calculated on amounts shown in millions may result in rounding differences.

Company-Owned Salon Revenue
Second quarter revenue for the Company-owned salon segment declined $0.8 million versus the prior year to $1.8 million. First half revenue for the Company-owned salon segment declined $2.0 million versus the prior year to $3.7 million. The year-over-year decline in revenue for both periods was expected and driven by the closure of 17 loss generating company-owned salons over the past twelve months.
Company-Owned Salon Adjusted EBITDA
Second quarter Company-owned salon adjusted EBITDA declined $0.6 million year-over-year, due primarily to the Company receiving a $1.1 million grant from the state of North Carolina related to COVID-19 relief in the second quarter of fiscal year 2023. Excluding the $1.1 million grant, Company-owned salon adjusted EBITDA improved $1.0 million year-over-year due to fewer loss generating Company-owned salons.
First half company-owned salon adjusted EBITDA loss remained consistent year-over-year. Excluding the $1.1 million grant from the state of North Carolina in fiscal year 2023, adjusted EBITDA improved due to the closure of 17 loss generating company-owned salons over the past twelve months.

Balance Sheet and Cash Flow
The Company ended the second quarter of fiscal year 2024 with $7.2 million in cash and cash equivalents, $188.9 million in outstanding borrowings and total liquidity of $38.1 million. Net cash used in operating activities for the six months ended December 31, 2023 totaled $6.9 million, an improvement of $0.1 million from the six months ended prior year.

Non-GAAP Reconciliations
For GAAP to non-GAAP reconciliations, please refer to the attached section titled "Non-GAAP Reconciliations." A complete reconciliation of reported earnings to adjusted earnings is included in this press release and is available on the Company’s website at www.regiscorp.com.
Earnings Webcast
Regis Corporation will host a conference call via webcast discussing second quarter results today, January 31, 2024, at 7:30 a.m. Central time. Interested parties are invited to participate in the live webcast by registering for the event at www.regiscorp.com/investor-relations.html. The webcast will include a slide presentation. A replay of the presentation will be available on our website at the same web address.
About Regis Corporation
Regis Corporation (NasdaqGM:RGS) is a leader in the haircare industry. As of December 31, 2023, the Company franchised or owned 4,709 locations. Regis’ franchised and corporate locations operate under concepts such as Supercuts®, SmartStyle®, Cost Cutters®, Roosters® and First Choice Haircutters®. For additional information about the Company, including a reconciliation of certain non-GAAP financial information and certain supplemental financial information, please visit the Investor Relations section of the corporate website at www.regiscorp.com.

CONTACT: REGIS CORPORATION:
Kersten Zupfer
investorrelations@regiscorp.com

This press release contains or may contain “forward-looking statements” within the meaning of the federal securities laws, including statements concerning anticipated future events and expectations that are not historical facts. These forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The forward-looking statements in this document reflect management’s best judgment at the time they are made, but all such statements are subject to numerous risks and uncertainties, which could cause actual results to differ materially from those expressed in or implied by the statements herein. Such forward-looking statements are often identified herein by use of words including, but not limited to, “may,” “will,” “believe,” “project,” “forecast,” “expect,” “estimate,” “anticipate,” and “plan.” In addition, the following factors could affect the Company's actual results and cause such results to differ materially from those expressed in forward-looking statements. These factors include a potential material adverse impact on our business and results of operations as a result of changes in consumer shopping trends and changes in manufacturer distribution channels; laws and regulations could require us to modify current business practices and incur increased costs; our potential responsibility for Empire Education Group, Inc.'s liabilities; changes in general economic environment; changes in consumer tastes, hair product innovation, fashion trends and consumer spending patterns; compliance with listing requirements; reliance on franchise royalties and overall success of our franchisees’ salons; our salons' dependence on a third-party supplier agreement for merchandise; our franchisees' ability to attract, train and retain talented stylists and salon leaders; the success of our franchisees, which operate independently; data security and privacy compliance and our ability to manage cyber threats and protect the security of potentially sensitive information about our guests, franchisees, employees, vendors or Company information; the ability of the Company to maintain a satisfactory relationship with Walmart; marketing efforts to drive traffic to our franchisees' salons; the successful migration of our franchisees to the Zenoti salon technology platform; our ability to maintain and enhance the value of our brands; reliance on information technology systems; reliance on external vendors; the use of social media; the effectiveness of our enterprise risk management program; ability to generate sufficient cash flow to satisfy our debt service obligations; compliance with covenants in our financing arrangement, access to the existing revolving credit facility, and acceleration of our obligation to repay our indebtedness; the completion and/or results of the strategic alternatives review; limited resources to invest in our business; premature termination of agreements with our franchisees; financial performance of Empire Education Group, Inc.; our ability to close the sale of our ownership stake in Empire Education Group, Inc.; the continued ability of the Company to implement cost reduction initiatives and achieve expected cost savings; continued ability to compete in our business markets; reliance on our management team and other key personnel; the continued ability to maintain an effective system of internal control over financial reporting; changes in tax exposure; the ability to use U.S. net operating loss carryforwards; potential litigation and other legal or regulatory proceedings; future goodwill impairment or other factors not listed above. Additional information concerning potential factors that could affect future financial results is set forth under Item 1A on Form 10-K. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. However, your attention is directed to any further disclosures made in our subsequent annual and periodic reports filed or furnished with the SEC on Forms 10-K, 10-Q and 8-K and Proxy Statements on Schedule 14A.

REGIS CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)
(Dollars in thousands, except per share data)

	December 31, 2023	June 30, 2023

ASSETS
Current assets:
Cash and cash equivalents	$7,153	$9,508
Receivables, net	12,012	10,885
Inventories, net	1,217	1,681
Other current assets	15,034	15,164
Total current assets	35,416	37,238

Property and equipment, net	5,889	6,422
Goodwill	173,780	173,791
Other intangibles, net	2,635	2,783
Right of use asset	331,183	360,836
Other assets	24,814	26,307
Total assets	$573,717	$607,377

LIABILITIES AND SHAREHOLDERS' DEFICIT
Current liabilities:
Accounts payable	$12,047	$14,309
Accrued expenses	25,923	30,109
Short-term lease liability	76,895	81,917
Total current liabilities	114,865	126,335

Long-term debt, net	181,663	176,830
Long-term lease liability	266,483	291,901
Other non-current liabilities	44,296	49,041
Total liabilities	607,307	644,107
Commitments and contingencies
Shareholders' deficit:
Common stock, $0.05 par value; issued and outstanding 2,279,450 and 2,277,828 common shares at December 31, 2023 and June 30, 2023, respectively	114	114
Additional paid-in capital	67,710	66,764
Accumulated other comprehensive income	9,026	9,023
Accumulated deficit	(110,440)	(112,631)
Total shareholders' deficit	(33,590)	(36,730)
Total liabilities and shareholders' deficit	$573,717	$607,377
– more –

REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Six Months Ended December 31, 2023 and 2022
(Dollars and shares in thousands, except per share data)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022

Revenues:
Royalties	$15,820	$16,158	$32,348	$33,338
Fees	2,492	3,238	5,123	5,791
Product sales to franchisees	67	1,107	451	1,550
Advertising fund contributions	6,808	7,965	14,034	16,216
Franchise rental income	24,087	28,886	48,754	59,216
Company-owned salon revenue	1,779	2,613	3,715	5,727
Total revenue	51,053	59,967	104,425	121,838
Operating expenses:
Cost of product sales to franchisees	58	1,310	417	1,780
Inventory reserve	—	1,228	—	1,228
General and administrative	11,772	11,747	22,501	26,108
Rent	1,394	2,090	2,491	3,843
Advertising fund expense	6,808	7,965	14,034	16,216
Franchise rent expense	24,087	28,886	48,754	59,216
Company-owned salon expense (1)	1,308	2,218	2,798	5,203
Depreciation and amortization	677	3,793	1,047	5,044
Long-lived asset impairment	170	—	170	—
Total operating expenses	46,274	59,237	92,212	118,638

Operating income	4,779	730	12,213	3,200

Other (expense) income:
Interest expense	(6,188)	(4,519)	(12,376)	(8,336)
Other, net	299	1,248	99	785

Loss from operations before income taxes	(1,110)	(2,541)	(64)	(4,351)

Income tax benefit (expense)	107	—	255	(28)

(Loss) income from continuing operations	(1,003)	(2,541)	191	(4,379)

Income from discontinued operations	2,000	134	2,000	3,440

Net income (loss)	$997	$(2,407)	$2,191	$(939)

Net income (loss) per share:
Basic:
(Loss) income from continuing operations	$(0.43)	$(1.10)	$0.08	$(1.90)
Income from discontinued operations	0.85	0.06	0.86	1.49
Net income (loss) per share, basic (2)	$0.43	$(1.04)	$0.94	$(0.41)

Diluted:
(Loss) income from continuing operations	$(0.43)	$(1.10)	(0.43)	(1.90)
Income from discontinued operations	0.85	0.06	0.85	1.49
Net income (loss) per share, diluted (2)	$0.43	$(1.04)	$0.93	$(0.41)

Weighted average common and common equivalent shares outstanding:
Basic	2,341	2,307	2,336	2,305
Diluted	2,341	2,307	2,367	2,305
_______________________________________________________________________________
(1)Includes cost of service and product sold to guests in our Company-owned salons. Excludes general and administrative expense, rent and depreciation and amortization related to Company-owned salons.
(2)Total is a recalculation; line items calculated individually may not sum to total due to rounding.

– more –

REGIS CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)
For the Six Months Ended December 31, 2023 and 2022
(Dollars in thousands)

	Six Months Ended December 31,
	2023	2022

Cash flows from operating activities:
Net income (loss)	$2,191	$(939)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Gain from sale of OSP	(2,000)	(4,034)
Depreciation and amortization	1,005	4,647
Long-lived asset impairment	170	—
Deferred income taxes	(29)	28
Inventory reserve	—	1,228
Non-cash interest	1,290	—
Stock-based compensation	890	1,111
Amortization of debt discount and financing costs	1,493	1,391
Other non-cash items affecting earnings	(29)	376
Changes in operating assets and liabilities, excluding the effects of asset sales	(11,834)	(10,722)
Net cash used in operating activities	(6,853)	(6,914)

Cash flows from investing activities:
Capital expenditures	(323)	(361)
Proceeds from sale of OSP, net of fees	—	4,000
Net cash (used in) provided by investing activities	(323)	3,639

Cash flows from financing activities:
Borrowings on credit facility	4,000	11,357
Repayments of long-term debt	(455)	(8,535)
Debt refinancing fees	(1,216)	(4,383)
Taxes paid for shares withheld	(13)	(35)
Net cash provided by (used in) financing activities	2,316	(1,596)

Effect of exchange rate changes on cash and cash equivalents	46	(135)

Decrease in cash, cash equivalents, and restricted cash	(4,814)	(5,006)

Cash, cash equivalents and restricted cash:
Beginning of period	21,396	27,464
End of period	$16,582	$22,458
– more –

REGIS CORPORATION
Same-Store Sales

SYSTEM-WIDE SAME-STORE SALES (1):

	Three Months Ended
	December 31, 2023			December 31, 2022
	Service	Retail	Total	Service	Retail	Total

Supercuts	3.0%	(5.7)%	2.6%	8.0%	(7.3)%	7.2%
SmartStyle	(0.5)	(10.8)	(2.4)	(0.7)	(11.3)	(2.9)
Portfolio Brands	4.2	(1.5)	3.7	7.3	(5.1)	6.0
Total	2.7%	(6.7)%	1.9%	6.0%	(8.6)%	4.5%

	Six Months Ended
	December 31, 2023			December 31, 2022
	Service	Retail	Total	Service	Retail	Total

Supercuts	2.8%	(5.2)%	2.4%	8.8%	(7.7)%	8.0%
SmartStyle	(0.7)	(9.0)	(2.2)	0.2	(15.1)	(3.1)
Portfolio Brands	4.2	(1.5)	3.7	6.2	(7.6)	4.8
Total	2.5%	(5.8)%	1.8%	6.3%	(11.3)%	4.5%
_______________________________________________________________________________
(1)System-wide same-store sales are calculated as the total change in sales for system-wide franchise and company-owned locations that were open on a specific day of the week during the current period and the corresponding prior period. Quarterly system-wide same-store sales are the sum of the system-wide same-store sales computed on a daily basis. Franchise salons that do not report daily sales are excluded from same-store sales. System-wide same-store sales are calculated in local currencies to remove foreign currency fluctuations from the calculation.
– more –

REGIS CORPORATION
System-Wide Location Counts

	December 31, 2023	June 30, 2023

FRANCHISE SALONS:
Supercuts	2,022	2,082
SmartStyle/Cost Cutters in Walmart Stores	1,351	1,388
Portfolio Brands	1,178	1,223
Total North American salons	4,551	4,693
Total International salons (1)	100	102
Total Franchise salons	4,651	4,795
as a percent of total Franchise and Company-owned salons	98.8%	98.6%

COMPANY-OWNED SALONS:
Supercuts	6	7
SmartStyle/Cost Cutters in Walmart Stores	44	48
Portfolio Brands	8	13
Total Company-owned salons	58	68
as a percent of total Franchise and Company-owned salons	1.2%	1.4%

Grand Total, System-wide	4,709	4,863
_______________________________________________________________________________
(1)Canadian and Puerto Rican salons are included in the North American salon totals.
– more –

Non-GAAP Reconciliations:
This press release includes a presentation of adjusted EBITDA and adjusted Franchise revenue, which are non-GAAP measures. The non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). We believe our presentation of the non-GAAP measures provides meaningful insight into our ongoing operating performance and a supplemental perspective of our results of operations. Presentation of the non-GAAP measures allows investors to review our core ongoing operating performance from the same perspective as management and the Board of Directors. These non-GAAP financial measures provide investors an enhanced understanding of our operations, facilitate investors’ analyses and comparisons of our current and past results of operations and provide insight into the prospects of our future performance. We also believe the non-GAAP measures are useful to investors because they provide supplemental information that research analysts frequently use to analyze financial performance.
Items impacting comparability are not defined terms within U.S. GAAP. Therefore, our non-GAAP financial information may not be comparable to similarly titled measures reported by other companies. We determine the items to consider as "items impacting comparability" based on how management views our business, makes financial, operating and planning decisions and evaluates the Company's ongoing performance.
The following items have been excluded from our non-GAAP adjusted EBITDA results: discontinued operations, one-time professional fees and legal settlements, severance expense, excess inventory impairment charges, the benefit from lease liability decreases in excess of previously impaired right of use asset, lease termination fees and asset retirement obligation costs.
We present adjusted revenue to provide a meaningful Franchise adjusted EBITDA margin, which removes non-margin revenue from total revenue to arrive at an adjusted margin. Margin is a common metric used by investors, however, the majority of our revenue is offset by equal expense, so it does not contribute to our margin. We remove the non-margin revenue from this metric in order to show a meaningful margin rate.
The method we use to produce non-GAAP results is not in accordance with U.S. GAAP and may differ from methods used by other companies. These non-GAAP results should not be regarded as a substitute for corresponding U.S. GAAP measures, but instead should be utilized as a supplemental measure of operating performance in evaluating our business. Non-GAAP measures do have limitations as they do not reflect certain items that may have a material impact upon our reported financial results. As such, these non-GAAP measures should be viewed in conjunction with our financial statements prepared in accordance with U.S. GAAP.
– more –

REGIS CORPORATION
Reconciliation of U.S. GAAP Net Income to Adjusted EBITDA
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022

Consolidated reported net income, as reported (U.S. GAAP)	$997	$(2,407)	$2,191	$(939)
Interest expense, as reported	6,188	4,519	12,376	8,336
Income taxes, as reported	(107)	—	(255)	28
Depreciation and amortization, as reported	677	3,793	1,047	5,044
Long-lived asset impairment, as reported	170	—	170	—
EBITDA	$7,925	$5,905	$15,529	$12,469

Inventory reserve	—	1,228	—	1,228
Professional fees and legal settlements	29	540	29	1,248
Severance	—	63	—	66
Lease liability benefit	(95)	(615)	(223)	(1,217)
Lease termination fees	174	848	161	1,306
Discontinued operations	(2,000)	(134)	(2,000)	(3,440)
Adjusted EBITDA, non-GAAP financial measure	$6,033	$7,835	$13,496	$11,660
– more –

REGIS CORPORATION
Reconciliation of Reported Franchise Adjusted EBITDA as a Percent of GAAP Franchise Revenue
to Franchise Adjusted EBITDA as a Percent of Adjusted Franchise Revenue
(Dollars in thousands)
(Unaudited)

	Three Months Ended December 31,		Six Months Ended December 31,
	2023	2022	2023	2022

Franchise adjusted EBITDA	$6,371	$7,532	$14,331	$12,523
GAAP Franchise revenue	49,274	57,354	100,710	116,111
Franchise adjusted EBITDA as a percent of GAAP Franchise revenue	12.9%	13.1%	14.2%	10.8%
Non-margin revenue adjustments:
Franchise rental income	$(24,087)	$(28,886)	$(48,754)	$(59,216)
Advertising fund contributions	(6,808)	(7,965)	(14,034)	(16,216)
Adjusted Franchise revenue	$18,379	$20,503	$37,922	$40,679
Franchise adjusted EBITDA as a percent of adjusted Franchise revenue	34.7%	36.7%	37.8%	30.8%
– end